EXHIBIT 99-B.8.78
SELLING AND SERVICES AGREEMENT
AND
FUND PARTICIPATION AGREEMENT

THIS AGREEMENT, made and entered into as of this 7th day of May, 2004 by and among ING Life Insurance and Annuity Company ("ING Life"), ING Insurance Company of America ("IICA") (together with ING Life, "ING Insurer"), ING Financial Advisers, LLC ("ING Financial") (together with ING Insurer, "ING"), and Edgewood Services, Inc. ("Distributor"), acting as agent for these registered open-end management investment companies identified on Exhibit A hereto, whose shares are underwritten by Distributor (each a "Fund" or collectively the "Funds").

WHEREAS, Distributor acts as principal underwriter for the Funds; and

WHEREAS, ING Life and IICA are insurance companies that issue annuity contracts to, and/or provides various recordkeeping and other administrative services to, certain plans under Sections 401, 403(b), 457 or 408 of the Internal Revenue Code of 1986, as amended ("Code"), and custodial accounts under Section 403(b)(7) or 408 of the Code (collectively, "Plans"); and

WHEREAS, such Plans may invest in the Funds directly, or alternatively, certain of such Plans may invest in the Funds indirectly through annuity contracts issued by ING Insurance (the "Contracts"); and

WHEREAS, ING Life has established Variable Annuity Accounts B, C, D and F, and IICA has established Variable Annuity Account I, and both ING Life and IICA may establish such other accounts as may be set forth in Schedule A attached hereto (the "Separate Accounts") to serve as an investment vehicle for the Contracts; and

WHEREAS, ING Insurance will provide various administrative and shareholder services in connection with the investment by the Plans in the Funds or in the Contracts; and

WHEREAS, ING Financial will distribute to Plans shares of the Funds or units of the Separate Accounts that may in turn invest in the Funds;

NOW, THEREFORE, it is agreed as follows:

1. Investment of Plan Assets.

(a) With respect to Plans that invest in the Funds directly, ING Financial represents that (i) it is authorized under the Plans to implement the investment of Plan assets in the name of an appropriately designated nominee of each Plan ("Nominee") in shares of investment companies or other investment vehicles specified by a sponsor, an investment adviser, an administrative committee, or other fiduciary as designated by a Plan ("Plan Representative") upon the direction of a Plan participant or beneficiary ("Participant") and (ii) that selections of particular investment companies or other investment vehicles are made by Plan representatives or Participants, who may change their respective selections from time to time in accordance with the terms of the Plan.

(b) With respect to Plans that invest in the Funds indirectly through the Contracts, ING Life and IICA represent that each of the Separate Accounts is a separate account under Connecticut Insurance law and Florida Insurance law, respectively, and that they have registered or will register each of the Separate Accounts (except for such Accounts for which no such registration is required) as a unit investment trust under the Investment Company Act of 1940 (the "1940 Act"), to serve as an investment vehicle for the Contracts. Each Contract provides for the allocation of net amounts received by ING Insurance to a Separate Account for investment in the shares of one or more specified open-end management investment companies available through that Separate Account as underlying investment media. Selection of a particular investment management company and changes therein from time to time are made by the Contract Owner or Participant, as applicable under a particular Contract. ING Insurance acknowledges that the Funds are publicly offered and are not structured to be diversified pursuant to Section 817(h) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder and represents that all Separate Account disclosure materials are complete and accurate in all materials respects and do not contain any material omission or misstatement of a material fact necessary to make the information contained therein not misleading or untrue.

2. Omnibus Account and Sub-Accounts.

The parties agree that, with respect to each Fund, a single omnibus account held in the name of the Nominee shall be maintained for those Plan assets directed for investment directly in the Fund, and a single omnibus account held in the name of ING Insurer shall be maintained for those Plan assets directed for investment in the Fund through the Contracts (collectively, the "Accounts.") ING Insurer as issuer of the Contracts or as service agent for the Plans, shall (i) facilitate purchase and sale transactions with respect to the Accounts, (ii) perform the required shareholder servicing of all beneficial owners of shares of each Fund held in the Accounts, (iii) maintain sub-accounts for each Plan Participant and Contract owner (the "Sub-Accounts") representing allocable interests of such Plan Participants and Contract owners in the Account and (iv) properly allocate shares of the Funds held in the Accounts among the various Sub-Accounts, all in accordance with applicable law and the terms of this Agreement.

3. Pricing Information, Orders, Settlement.

(a) Distributor will make shares available to be purchased by the Nominee or by ING Insurer, as applicable, on behalf of the Accounts, at the net asset value applicable to each order; provided, however, that the Plans or the Separate Accounts meet the criteria for purchasing shares of the Funds at net asset value as described in the Funds' then current registration statement (the "Prospectus"). Fund shares shall be purchased and redeemed on a net basis for such Plans or such Separate Accounts in such quantity and at such time determined by ING or the Nominee to correspond with Instructions (as hereinafter defined) received by ING from Contract owners, Plan Representatives or Participants.

(b) Distributor agrees, in accordance with and at the times specified in the Operational Guidelines attached hereto as Exhibit B (the "Operational Guidelines"), to furnish or cause to be furnished to ING Financial for each Fund: (i) confirmed net asset value information as of the close of trading for each Fund as set forth in the Prospectus for such Fund ("Close of Trading") on each business day that the New York Stock Exchange is open for business ("Business Day"), (ii) dividend and capital gains information as it arises, and (iii) in the case of a fixed income fund, the daily accrual or the distribution rate factor.

(c) ING Financial, as agent for the Funds for the sole purposes expressed herein shall receive from Contract owners, Plan Representatives or Participants for acceptance as of the Close of Trading on each Business Day: (i) orders for the purchase of shares of the Funds, exchange orders, and redemption requests and redemption directions with respect to shares of the Funds held by the Nominee or by ING Insurer on behalf of its Separate Accounts ("Instructions"), (ii) transmit to Distributor such Instructions in accordance with the Operational Guidelines, and (iii) upon acceptance of any such Instructions, communicate such acceptance to the Contract owners, Plan Representatives or Plan Participants, as appropriate ("Confirmation"). The Business Day on which such Instructions are received in proper form by ING Financial and time stamped by the Close of Trading will be the date as of which Fund shares shall be deemed purchased, exchanged, or redeemed as a result of such Instructions. Instructions received in proper form by ING Financial and time stamped after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. ING Financial represents and warrants that all Instructions received by ING Financial, which will be transmitted to Distributor for processing as of a particular Business Day, will have been received and time stamped prior to the Close of Trading on that previous Business Day and each such transmission of Instructions for such processing shall constitute a separate representation and warranty to this effect with respect to such Instructions.

(d) ING Financial will wire payment, or arrange for payment to be wired, for such purchase orders, in immediately available funds, to a Fund custodial account or accounts designated by Distributor, as soon as possible, but in any event no later than 4:00 p.m., East Coast time on the same Business Day on which such purchase orders are made by ING in conformance with Section 3(c).

(e) Distributor or its designees will wire payment, or arrange for payment to be wired, for redemption orders, in immediately available funds, to an account or accounts designated by ING Financial, in accordance with the Operational Guidelines.

(f) Upon Distributor's request, ING shall provide copies of historical records relating to transactions between the Funds and the Contract owners, Plan Representatives or Participants investing in such Funds, written communications regarding the Funds to or from such persons, and other materials, in each case, as may reasonably be requested to enable Distributor or any other designated entity, including without limitation, auditors, investment advisers, or transfer agents of the Funds to monitor and review the services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization, the board of trustees of the Funds or a shareholder. ING also agrees that ING will permit Distributor or the Funds, or any duly designated representative to have reasonable access to ING's personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

4. Servicing Fees.

The provision of shareholder and administrative services to Contract owners or to the Plans shall be the responsibility of ING Financial, ING Insurer or the Nominee and shall not be the responsibility of Distributor. The Nominee, or ING Insurer on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement.

5. 12b-1 Fees.

To compensate ING Financial for its distribution of Fund Shares, Distributor shall make quarterly payments to ING Financial at an annual rate as set forth on Exhibit A hereto for each Fund, of the average net assets invested in the Funds through the Contracts or through ING Insurer's arrangements with Plans in each calendar quarter. Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial. If required by a Plan or by applicable law, ING Financial shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such 12b-1 fees, or to use 12b-1 fees it collects from Distributor to offset other fees payable by the Plan to ING Financial.

6. Expenses.

Distributor shall make available for reimbursement certain out of pocket expenses ING Insurer incurs in connection with providing copies of proxy statements to Contract owners or the Plans. These expenses include actual costs incurred by ING Insurer associated with the distribution of proxies for the Fund, including proxy preparation, group authorization letters, programming for tabulation and necessary materials (including postage). Distributor shall however, provide ING, or at ING's request, the Plan, with such sufficient copies of the relevant Prospectuses for all Participants making an initial Fund purchase as well as relevant Prospectuses, prospectus supplements and periodic reports to shareholders, and other material as shall be reasonably requested by ING to disseminate to Plan participants who purchase shares of the Funds. Except as otherwise agreed in writing, ING shall bear all other expenses incidental to the performance of the services described herein.

7. Termination.

This Agreement shall terminate as to the maintenance of the Account:

(a) At the option of either ING Insurer, ING Financial or Distributor upon six (6) months advance written notice to the other parties;

(b) At the option of ING Insurer or ING Financial, if shares of the Funds are not available for any reason to meet the investment requirements of the Contracts or the Plans; provided, however, that prompt advance notice of election to terminate shall be furnished by the terminating entity;

(c) At the option of either ING Financial or Distributor, upon institution of formal disciplinary or investigative proceedings against ING Financial, Distributor or the Funds by the National Association of Securities Dealers, Inc. ("NASD"), SEC, or any other regulatory body;

(d) At the option of Distributor, if Distributor shall reasonably determine in good faith that shares of the Funds are not being offered in conformity with the terms of this Agreement;

(e) At the option of ING, upon termination of the management agreement between the Fund and its investment adviser; written notice of such termination shall be promptly furnished to ING;

(f) Upon the determination of ING Insurer to substitute for the Fund's shares the shares of another investment company in accordance with the terms of the applicable Contracts. ING Insurer will give 60 days' written notice to the Fund and the Distributor of any decision to replace the Fund's shares;

(g) Upon assignment of this Agreement by any party, unless made with the written consent of all other parties hereto; provided, however, that ING Financial and ING Insurer may assign, without consent of Distributor, their respective duties and responsibilities under this Agreement to any of their affiliates, and provided, further, that ING Financial or ING Insurer may enter into subcontracts with other dealers for the solicitation of sales of shares of the Funds without the consent of Distributor,

(h) If the Fund's shares are not registered, issued or sold in conformance with federal law or such law precludes the use of Fund shares as an investment vehicle for the Contracts or the Plans; provided, however, that prompt notice shall be given by any party should such situation occur, or

(i) Upon the termination of the agreement under and pursuant to which the Distributor is named the principal underwriter for shares of the Funds, provided that the Fund or Distributor provide ING written notice of such termination as much in advance as is reasonably practicable under the circumstances.

8. Continuation of Agreement.

Termination as the result of any cause listed in Section 7 hereof shall not affect the Funds' respective obligations to continue to maintain the Account for Contracts then in force for which its shares serve or may serve as the underlying medium, or for Plans electing to invest in the Funds prior to the termination of this Agreement. It is, however, expressly understood and agreed that this Agreement constitutes an agreement related to the Rule 12b-1 Plan (a "Related Agreement") of the Funds (the "12b-1 Plan") adopted by the Funds under and pursuant to Rule 12b-1 under the Investment Company Act of 1940. Accordingly, and notwithstanding anything to the contrary contained elsewhere herein, it is expressly acknowledged and agreed that this Related Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year provided (i) the 12b-1 Plan is not terminated and (ii) this form of this Related Agreement is approved at least annually, with respect to each Class or Fund (as the case may be) by the Board of the Fund, including a majority of the members of the Fund Board who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of any 12b-1 Plan or in any related agreements to such 12b-1 Plan ("Independent Board Members"), cast in person at a meeting called for that purpose. Notwithstanding any provision to the contrary contained elsewhere herein, this Agreement shall terminate immediately (i) upon any such termination of the 12b-1 Plan or (ii) in the event that the Board, and the Independent Board Members, do not approve this form in any year for any reason.

9. Advertising and Related Materials.

(a) Advertising and literature with respect to the Funds prepared by ING Financial or the Nominee or its agents for use in marketing shares of the Funds to Contract owners or Plans (except any material that simply lists the Funds' names) shall be submitted to Distributor for review and approval before such material is used with the general public or any Contract owner, Plan, Plan Representative, or Participant. Distributor shall advise the submitting party in writing within four (4) Business Days of receipt of such materials of its approval or disapproval of such materials.

(b) Distributor will provide to ING at least one complete copy of all prospectuses, statements of additional information, annual and semiannual reports and proxy statements, other related documents, and all amendments or supplements to any of the above documents that relate to the Funds promptly after the filing of such document with the SEC or other regulatory authorities.

(c) Distributor will provide via EXCEL spreadsheet in electronic transmission to ING at least quarterly portfolio information necessary to update Fund profiles (quarterly fund fact sheets) within ten business days following the end of each quarter.

10. Proxy Voting.

ING or the Nominee will distribute to Contract owners, Plan Representatives or Participants all proxy materials furnished by Distributor or its designees for the Funds. ING and the Nominee shall not oppose or interfere with the solicitation of proxies for Fund shares held for such beneficial owners.

11. Indemnification.

(a) ING agrees to indemnify and hold harmless the Funds, Distributor and each of their directors, officers, employees, agents and each person, if any, who controls the Funds or their investment adviser within the meaning of the Securities Act of 1933 ("1933 Act")(hereinafter a "Controlling Person") against any losses, claims, damages or liabilities to which the Funds, Distributor or any such director, officer, employee, agent, or Controlling Person may become subject, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, the provision of administrative services by ING Insurer under this Agreement, (ii) result from a breach of any representation, warranty, covenant or other material provision of this Agreement, (iii) arise out of the reliance by Distributor on any Instructions or (iv) are asserted by Plan Participants or Contract owners with respect to the performance or non-performance of the services hereunder. ING will promptly pay, as incurred, any legal or other expenses of Distributor or any such director, officer, employee, agent, or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that ING will not be liable for indemnification hereunder to the extent that any such loss, claim, damage, liability or action arises out of or is based upon the gross negligence or willful misconduct of Distributor or any such director, officer, employee, agent or any Controlling Person in the performance of their obligations under this Agreement.

(b) Distributor agrees to indemnify and hold harmless each of ING Financial and ING Insurer, the Nominee and each of their directors, officers, employees, agents and each Controlling Person of ING Financial and ING Insurer and the Nominee against any losses, claims, damages or liabilities to which ING Financial or ING Insurer, the Nominee, or any such director, officer, employee, agent or controlling person may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus or sales literature of the Funds or arise out of, or are based upon, the omission or the alleged omission to state a material fact that is necessary to make the statements therein not misleading or (ii) result from a breach of any representation, warranty or other material provision of this Agreement. Distributor will promptly pay, as incurred, any legal or other expenses of ING Financial or ING Insurer, the Nominee, or any such director, officer, employee, agent, or controlling person in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that it will not be liable for indemnification hereunder to the extent that any such loss, claim, damage or liability arises out of, or is based upon, the gross negligence or willful misconduct of ING Financial or ING Insurer, the Nominee or their respective directors, officers, employees, agents, or any Controlling Person in the performance of their obligations under this Agreement.

(c) Promptly after receipt by an indemnified party hereunder of notice of the commencement of action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability that it may have to any indemnified party otherwise than under this Section 11 and then only to the extent that the indemnifying party's rights are prejudiced thereby, to the extent of any such actual prejudice. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 11 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.

12. Representations and Warranties.

(a) Representations of ING Life. ING Life represents and warrants:

(i) that (1) it is a life insurance company organized under the laws of the State of Connecticut, (2) it is in good standing in that jurisdiction, (3) it is in material compliance with all applicable federal and state insurance laws, (4) it is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, (5) it has full authority to enter into this Agreement and carry out its obligations pursuant to its terms, (6) this Agreement constitutes a legal, valid and binding obligation of ING Life, enforceable in accordance with its terms and (7) it has appropriate internal controls to segregate Instructions received prior to the Close of Trading on any Business Day from Instructions received after the Close of Trading on such Business Day; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

(b) Representations of IICA. IICA represents and warrants:

(i) that (1) it is a life insurance company organized under the laws of the State of Florida, (2) it is in good standing in that jurisdiction, (3) it is in material compliance with all applicable federal and state insurance laws, (4) it is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this Agreement, (5) it has full authority to enter into this Agreement and carry out its obligations pursuant to its terms, (6) this Agreement constitutes a legal, valid and binding obligation of IICA, enforceable in accordance with its terms and (7) it has appropriate internal controls to segregate Instructions received prior to the Close of Trading on any Business Day from Instructions received after the Close of Trading on such Business Day; and

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account.

(c) Representations of ING Financial. ING Financial represents and warrants:

(i) that it (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, (3) is registered with the appropriate securities authorities in all states in which its activities make such registration necessary, and (4) will continue to remain in good standing and be so registered during the term of this Agreement;

(ii) that (1) it is a limited liability company duly organized under the laws of the State of Delaware , (2) it is in good standing in that jurisdiction, (3) it is in material compliance with all applicable federal and state securities laws, (4) it is duly registered and authorized to conduct business in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, (5) it has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement, (6) this Agreement constitutes a legal, valid and binding obligation of ING Financial, enforceable in accordance with its terms and (7) it has appropriate internal controls to segregate Instructions received prior to the Close of Trading on any Business Day from Instructions received after the Close of Trading on such Business Day;

(iii) that it is authorized under the Plans to make available investments of Plan assets in the name of the Nominee of each Plan or in the name of ING Insurer in shares of investment companies or other investment vehicles specified by Plan Representatives or Participants; and

(iv) that it will not, without the written consent of Distributor, make representations concerning shares of the Funds except those contained in the then-current prospectus and in the current printed sales literature approved by either the Fund or Distributor.

(d) Representations of Distributor. Distributor represents and warrants:

(i) that the Funds (1) are duly registered for sale under the laws of the various states, (2) are in material compliance with all applicable federal and state securities laws, and (3) are duly authorized to conduct business in every jurisdiction where such authorization is required;

(ii) that the shares of the Funds are registered under the 1933 Act, duly authorized for issuance and sold in compliance with the laws of the States and all applicable federal and state securities laws; that the Funds amend their registration statements under the 1933 Act and the 1940 Act from time to time as required or in order to effect the continuous offering of their shares; and that the Funds have registered and qualified its shares for sale in accordance with the laws of each jurisdiction where it is required to do so;

(iii) that the Funds are currently qualified as regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended, and will make every effort to maintain such qualification, and that Distributor will notify ING Financial and ING Insurer immediately upon having a reasonable basis for believing that any of the Funds have ceased to so qualify or that any might not qualify in the future;

(iv) that Distributor (1) is a member in good standing of the NASD, (2) is registered as a broker-dealer with the SEC, (3) is registered with the appropriate securities authorities in all states in which its activities make such registration necessary, and (4) will continue to remain in good standing and be so registered during the term of this Agreement; and

(v) that Distributor (1) is a corporation duly organized under the laws of the State of New York (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state securities laws, (4) is duly registered and authorized in every jurisdiction where such registration or authorization is required, and will maintain such registration or authorization in effect at all times during the term of this Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to the terms of this Agreement

13. Governing Law.

This Agreement and all the rights and obligations of the parties shall be governed by and construed under the laws of the State of New York without giving effect to the principles of conflicts of laws.

14. Miscellaneous.

(a) Amendment and Waiver. Neither this Agreement nor any provision hereof may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties hereto.

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING Financial/ING:

ING Financial Advisers, LLC/ING Life Insurance and Annuity Company/ING Insurance Company of America
151 Farmington Avenue Hartford, CT 06156 Attention: Lisa S. Gilarde (860) 723-3405

To Distributor:
Edgewood Services, Inc. 5800 Corporate Drive Pittsburgh, Pennsylvania 15237 Attention: President

With a copy to:
Edgewood Services, Inc. 1001 Liberty Avenue Pittsburgh, Pennsylvania 15222 Attention: General Counsel

Any notice, demand or other communication given in a manner prescribed in this Subsection (b) shall be deemed to have been delivered on receipt.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

(d) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.

(e) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(f) Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first written above.

ING LIFE INSURANCE AND ANNUITY COMPANY

By	/s/ Laurie M. Tillinghast
Name	Laurie M. Tillinghast
Title	Vice President

ING INSURANCE COMPANY OF AMERICA

By	/s/ Laurie M. Tillinghast
Name	Laurie M. Tillinghast
Title	Vice President

ING FINANCIAL ADVISERS, LLC

By	/s/ Christina Lareau
Name	Christina Lareau
Title	Vice President

EDGEWOOD SERVICES, INC.

By	/s/ Charles L. Davis, Jr.
Name	Charles L. Davis, Jr.
Title	President

Schedule A

For any additional separate accounts

EXHIBIT A

Fund	12b-1 Fee (annual)
Hibernia Capital Appreciation Fund - Class A	XX basis points
Hibernia Louisiana Municipal Income Fund - Class A	XX basis points
Hibernia Mid Cap Equity Fund - Class A	XX basis points
Hibernia Total Return Bond Fund - Class A	XX basis points
Hibernia U.S. Government Income Fund - Class A	XX basis points
Hibernia Cash Reserve Fund - Class A	XX basis points
Hibernia U.S. Treasury Money Market - Class A	None

EXHIBIT B
To
SELLING AND SERVICES AGREEMENT
Operational Guidelines

(a) ING Financial will, on behalf of Distributor, receive instructions from the Sub-Accounts for acceptance prior to the Close of Trading on each Business Day. ING Financial will, upon its acceptance of any Instructions, communicate such acceptance to the Sub-Accounts.

(b) ING Financial or its designee will communicate to the Funds or their transfer agent, by means of electronic transmission or other mutually acceptable means, a report of the trading activity of each Account in any of the Funds for the most recent Business Day in accordance with each Fund's prospectus. However, if ING Financial will be communicating such information after the Close of Trading, then ING Financial will be considered the Fund's agent for purposes of Rule 22c-1 of the Investment Company Act of 1940, as amended, and the procedures outlined in the National Securities Clearing Corporation's Rules and Procedures, as the same may be amended from time to time, or the following procedures will apply:

(i) Distributor, or its designee, shall use its best efforts to provide information listed in Section 3(b) of the Agreement to ING Financial by means of electronic transmission or other mutually acceptable means by 7:00 p.m. Eastern Time on each Business Day.

(ii) ING Financial or its designee will communicate to Distributor, or its designee, by means of electronic transmission or other mutually acceptable means, a report of the trading activity of each Account in any of the Funds for the most recent Business Day ("Trade Date") by 9:00 a.m. Eastern Time on the Business Day following the Trade Date ("Settlement Date"). The number of shares to be purchased or redeemed for a Sub-Account will be determined based upon the net asset value at the Close of Trading on the Trade Date, provided that, if Distributor, or its designee, receives the trading information called for by this sub-paragraph after 9:00 a.m. Eastern Time on a Settlement Date, Distributor, or its designee, will use its best efforts to enter an Account's purchase or redemption order at the net asset value at the Close of Trading on the Trade Date, but if Distributor, or its designee, is unable to do so, the transaction will be entered at the net asset value next determined after Distributor, or its designee, receives the trading information.

(iii) In the event there is a net purchase for an Account in any Fund, ING Financial or its designee will exercise its best efforts to direct wire payment in the dollar amount of the net purchase to be received by Distributor, or its designee, by the close of the Federal Reserve Wire Transfer System on the Settlement Date. If the wire is not received by Distributor, or its designee, by such time, and such delay was not caused by the negligence or willful misconduct of Distributor, or its designee, Distributor, shall be entitled to receive from ING Financial the dollar amount of any overdraft plus any associated bank charges incurred.

(iv) In the event there is a net redemption by an Account in any Fund, Distributor, or its designee, will wire the redemption proceeds to the Account's custodial account, or to the designated depository for an Account, specified by ING Financial or its designee. If Distributor, or its designee, receives the redemption information by 9:00 a.m. Eastern Time on the Settlement Date, the redemption proceeds will be wired so as to be received on the Settlement Date. If Distributor, or its designee, receives the redemption information after that time, Distributor, or its designee, will use its best efforts to wire the redemption proceeds so that they are received by the Close of Trading on the Settlement Date, but if Distributor, or its designee, is unable to do so, the redemption proceeds will be wired so as to be received by the Close of Trading on the Business Day following the Settlement Date. If the wire is not received by the time specified in this sub-paragraph, and such delay was not caused by the negligence or willful misconduct of ING Financial or its designee, ING Financial or ING Financial's designee shall be entitled to receive from Distributor, or its designee, the dollar amount of any overdraft plus any associated bank charges incurred; provided, however, that if the delay was due to factors beyond the control of Distributor, or its designee, and its subsidiaries, Distributor, or its designee, will not be liable for any overdraft or any associated bank charges incurred.

(v) If the dollar amount of the redemption proceeds wired by Distributor, or its designee, exceeds the amount that should have been transmitted, ING Financial will use its best efforts to have such excess amount returned to Distributor, or its designee, as soon as possible.

All wire payments referenced in this Agreement shall be transmitted via the Federal Reserve Wire Transfer System. Notwithstanding any other provision of this Agreement, in the event that the Federal Reserve Wire Transfer System is closed on any Business Day, the duties of Distributor, or its designee, ING Financial, and their designees under this Agreement shall be suspended, and shall resume on the next Business Day that the Federal Reserve Wire Transfer System is open as if such period of suspension had not occurred.

(c) In the event a Fund is required (under the then prevailing pricing error guidelines of the Funds) to recalculate purchases and redemptions on any business day of Shares held in an Account due to an error in calculating the net asset value of such class of Shares (a "Pricing Error"):

(i) Distributor, or its designee, shall promptly notify ING Financial in writing of the Pricing Error, which written notice shall identify the class of Shares, the business day(s) on which the Pricing Error(s) occurred and the corrected net asset value of the Shares on each Business Day.

(ii) Upon such notification, ING Financial shall promptly determine, for all Sub-Accounts which purchased or redeemed Shares on each business day on which a Pricing Error occurred, the correct number of Shares purchased or redeemed using the corrected price and the amount of transaction proceeds actually paid or received. Following such determination, ING Financial shall adjust the number of Shares held in each Sub-Account to the extent necessary to reflect the correct number of Shares purchased or redeemed for the Sub-Account. Following such determination, ING Financial shall notify Distributor, or its designee, of the net changes in transactions for the relevant Account and Distributor, or its designee, shall adjust the Account accordingly.

(iii) If, after taking into account the adjustments required by subparagraph (c)(ii), ING Financial determines that some Sub-Account customers were still entitled to additional redemption proceeds (a "Redemption Shortfall"), it shall notify the Distributor, or its designee, of the aggregate amount of the Redemption Shortfalls and provide supporting documentation for such amount. Upon receipt of such documentation, Distributor, or its designee, will cause the relevant Fund to remit to ING Financial additional redemption proceeds in the amount of such Redemption Shortfalls (subject to any de minimis standard contained in the Funds' pricing error correction policy) and ING Financial will apply such funds to payment of the Redemption Shortfalls.

(iv) If, after taking into account the adjustments required by subparagraph (c)(ii), ING Financial determines that a Sub-Account customer still received excess redemption proceeds (a "Redemption Overage"), ING Financial shall use its best efforts to collect the balance of such Redemption Overage from such Sub-Account customer. In no event, however, shall ING Financial be liable to Distributor, or its designee, or any Fund for any Redemption Overage. Nothing in this subparagraph (c) shall be deemed to limit the right of any Fund to recover any Redemption Overage directly or to be indemnified by any party for losses arising from a Pricing Error.

(d) ING Financial or its affiliate and Distributor or its affiliate are each members of the NSCC and are required to have entered into membership agreements with NSCC and met all requirements to participate in the Mutual Fund Profile System and Fund/SERV system before these systems may be utilized. Each party will be bound by the terms of their membership agreement with NSCC and will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by NSCC applicable to the MFPS and Fund/SERV system and the Networking Matrix Level utilized.